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[CBIZ LOGO]  CENTURY BUSINESS SERVICES, INC.          PRESS RELEASE





FOR IMMEDIATE RELEASE               CONTACT:     WARE GROVE
                                                 Chief Financial Officer
                                                 -or-
                                                 KATE KOWALSKI
                                                 Director, Corporate Relations
                                                 Century Business Services, Inc.
                                                 Cleveland, Ohio
                                                 (216) 447-9000


                       CBIZ TO REPORT LOWER-THAN-EXPECTED
                       FOURTH-QUARTER REVENUE AND EARNINGS

                   CBIZ ALSO TO RECORD FOURTH-QUARTER CHARGES
                          OF APPROXIMATELY $120 MILLION

Cleveland, Ohio (February 14, 2001)--Century Business Services, Inc. ("CBIZ") (Nasdaq: CBIZ) today announced that its fourth-quarter 2000 results, before fourth-quarter charges and the adoption of SAB 101 adjustments, will be lower than analysts' earnings-per-share estimates of one to two cents, primarily because of lower-than-projected revenue in the quarter. The Company expects to release actual results for the three months and year ended December 31, 2000 on March 7, 2001.

Excluding the impact of SAB 101 and fourth-quarter charges, revenue for the quarter is expected to be slightly below last year's fourth-quarter revenue, resulting in full-year revenue growth of approximately 9% over 1999, to approximately $593 million, subject to final review and audit. On a preliminary basis, operating margin for the Company's business units is expected to increase, although corporate expenses, depreciation, and interest expense will be higher than for the fourth quarter a year ago, due primarily to building corporate infrastructure and systems to support growth. As a result, CBIZ expects to report a fourth-quarter loss from continuing operations somewhat larger than last year's fourth-quarter loss before unusual charges of $0.06 per share.

"The aggressive expense reduction initiatives that were launched in the third quarter, and internal concerns about strategic direction, had a negative effect on business activity and contributed to the revenue shortfall in the fourth quarter," stated Steven Gerard, who became CEO in October. "Notwithstanding the organizational and integration challenges we faced in the fourth quarter, we reduced debt, maintained a positive cash flow throughout the year, and are well positioned for consistent and sustained growth and profitability in our core business units for 2001."

The Company's EBITDA for 2000, before fourth-quarter charges, is expected to be approximately $75 million. Long-term debt declined to $118 million in the quarter, from $145 million at the end of the third



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       6480 Rockside Woods Blvd., South - Suite 330 - Cleveland, OH 44131
                   - Phone (216) 447-9000 - Fax (216) 447-9007
quarter. After fourth-quarter charges, the Company's debt-to-equity ratio stood at approximately one to three and its current assets exceeded current liabilities by approximately $170 million, resulting in a current ratio in excess of three to one.

FOURTH-QUARTER CHARGES

CBIZ expects to record pre-tax adjustments and charges in the fourth quarter totaling approximately $120 million, subject to final review and audit. Details of the charges are as follows:

- CBIZ will recognize a goodwill impairment charge associated with certain underperforming business units. In addition, the assets of three non-core business units that have been sold or were identified for sale in the fourth quarter were written down to net realizable value. Based on the goodwill impairment and asset write-downs from these divestitures, CBIZ expects to record a non-cash charge between $70 million and $75 million.

- CBIZ adopted SEC Staff Accounting Bulletin No. 101 (SAB 101) on revenue recognition in the fourth quarter and expects to record a non-cash adjustment for the cumulative effect of this change in accounting principle of $12 million to $15 million. In addition, the adoption of SAB 101 is expected to negatively impact revenue by approximately $6 million and $18 million for the fourth quarter and full year, respectively. Such adjustments are attributable primarily to two business units that, prior to SAB 101, were recognizing revenue in a manner consistent with industry practice.

- In the fourth quarter, a thorough review and evaluation of receivable collection policies at the business unit level was performed which highlighted the need to write off and reserve for certain receivables. This adjustment, combined with the effect of smaller asset write-downs, litigation settlement and reserves, and consolidation and integration charges, are expected to account for the remainder of the fourth-quarter charge.

"In the fourth quarter, we conducted an intense review of our businesses, market position, systems, operations, and balance sheet to strengthen our platform for growth," commented Mr. Gerard. "Taking these charges will make our financial statements more reflective of our current business activity and will support our progress going forward. Our network of core business units is sound and we have taken the necessary steps to strengthen this company to become a top performer."

OUTLOOK FOR 2001

At a November 2000 meeting with the Company's business unit leaders, Mr. Gerard presented his plan for achieving consistent, strong, and profitable growth. The first stages of the plan include a refinement of the Company's organizational structure, continued debt reduction, and the divestiture of underperforming units. In the third and fourth quarters of 2000, CBIZ realized approximately $16 million of its annualized $50 million expense reduction goal and expects to continue aggressively managing expenses in 2001. With these revisions to CBIZ's strategic plan, management expects EBITDA growth of at least 20% for 2001. Achieving this level of growth is expected to result in earnings for 2001 in excess of $0.20 per share, up significantly from expected results for 2000.

In the fourth quarter, CBIZ hired a new CFO and established a management structure to facilitate more efficient operations, communication, reporting, and accountability. Specific business leaders have been appointed for the Company's Business Solutions, Benefits and Insurance, and National Practices groups, with Business Solutions and Benefits and Insurance further supported by a regional management structure.


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       6480 Rockside Woods Blvd., South - Suite 330 - Cleveland, OH 44131
                   - Phone (216) 447-9000 - Fax (216) 447-9007

Business development between the disciplines will facilitate local market-building and cross-serving among all of its business units, which are instrumental to CBIZ's operations.

A conference call with management will follow the release of actual fourth-quarter results. Information to listen in on the conference call will be included in the release; however, no additional details will be available until that time.

Century Business Services, Inc. is a provider of outsourced business services to small and medium-sized companies throughout the United States. The Company provides integrated services in the following areas: accounting and tax; employee benefits; wealth management; property and casualty insurance; payroll; IS consulting; and HR consulting. CBIZ also provides valuation; litigation advisory; performance consulting; government relations; commercial real estate; wholesale insurance; healthcare consulting; medical practice management; worksite marketing; and capital advisory services. These services are provided throughout a network of more than 200 Company offices in 36 states and the District of Columbia.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company's ability to acquire and finance additional businesses; the Company's ability to adequately manage its growth; the Company's dependence on the current trend of outsourcing business services; the Company's dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

  For further information regarding CBIZ, call our Investor Relations Office at
   (216) 447-9000 or visit our web site at www.cbiz.com. To receive CBIZ press releases via e-mail, please write to pressrelease@cbiz.com.




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